SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                   (Amendment No. 4)


Filed by the Registrant      X
Filed by a Party other than the Registrant  |_|

Check the appropriate box:

|_|    Preliminary Proxy Statement
|_|    Confidential, for Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))
X      Definitive Proxy Statement
|_|    Definitive Additional Materials
|_|    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            CVD Financial Corporation
                (Names of Registrant as Specified in Its Charter)



    (Names of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check appropriate box):

X      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
|_|    $500 per each party to the controversy pursuant to
        Exchange Act Rule 14a-6(i)(3).
|_| Fee computed on table below per Exchange Act rules 14a-6(i)(4) and 0-11.

       1)     Title of each class of securities to which transaction applies:

       2)     Aggregate number of securities to which transaction applies:

       3) Per unit price or other underlying value of transaction computes pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       4)     Proposed maximum aggregate value of transaction:
       5)     Total fee paid:

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)     Amount Previously Paid:
       2)     Form, Schedule or Registration Statement No.:
       3)     Filing Party:
       4)     Date Filed:

                            CVD FINANCIAL CORPORATION
                         400 Burrard Street, Suite 1290
                   Vancouver, British Columbia, Canada V6C 3A6

               NOTICE OF  ANNUAL   MEETING  OF   SHAREHOLDERS   To  Be  Held
                          September 6, 1996

To Our Shareholders:

The Annual Meeting of Shareholders of CVD Financial Corporation, a Delaware corporation (the "Company"), will be held at Commerce Place, 400 Burrard Street, Fourth Floor, Vancouver, British Columbia, Canada, on Friday, September 6, 1996 at 10:00 a.m. local time for the purposes of:

     1. Electing five directors of the Company to hold office until their respective successors are elected and qualified.

     2. Amending the Company's Certificate of Incorporation to change the name of the Company to "Drummond Financial Corporation."

     3. Amending the Company's Certificate of Incorporation to expand the permitted activities of the Company.

     4. Amending the Company's Certificate of Incorporation to classify the board of directors.

     5. All other matters that properly come before the meeting and any adjournment thereof.

Shareholders of record at the close of business August 6, 1996 are entitled to notice of, and to vote at, the meeting and any adjournment thereof. A list of such shareholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the office of the Secretary of the Company, 400 Burrard Street, Suite 1250, Vancouver, British Columbia, Canada V6C 3A6.


                       By Order of the Board of Directors

                       Roy Zanatta
                       Secretary

Vancouver, British Columbia
August 7, 1996

If you do not expect to be present at the meeting, please fill in, date and sign the enclosed proxy and return it promptly in the enclosed return envelope.

CVD FINANCIAL CORPORATION PROXY 400 Burrard Street, Suite 1250 Vancouver, British Columbia Canada V6C 3A6

For the Annual General Meeting
To Be Held Friday, September 6, 1996


THIS PROXY IS SOLICITED ON BEHALF OF THE DIRECTORS OF THE COMPANY Revoking any such prior appointment, the undersigned, a shareholder of CVD Financial Corporation hereby appoints Jimmy S.H. Lee and Michael J. Smith and either of them, attorneys and agents of the undersigned, with full power of substitution, to vote all shares of the Common Stock of the undersigned in said Corporation at the Annual Meeting of Shareholders of said Corporation to be held at Commerce Place, 400 Burrard Street, Fourth Floor, Vancouver, British Columbia, Canada, V6C 3A6 on September 6, 1996 at 10:00 A.M. local time and at any adjournments thereof, as fully and effectually as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated below.

     This proxy when properly executed will be voted as directed. If no direction is indicated, this proxy will be voted FOR each of the following proposals:


Proposal 1.       Election of the Board of Directors:


FOR |_|               WITHHOLD VOTE |_|

 Nominees: Lawrence E. Beard, Jimmy S.H. Lee, Leonard Petersen,
           Rene Randall, Michael J. Smith

 (Instruction: to withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.)

 ---------------------------------------------------------------------------


Proposal 2.       Approving an amendment to the Company's Certificate of
                  Incorporation to change the name of the Company to "Drummond Financial Corporation."

IN FAVOR |_|                        AGAINST |_|               WITHHOLD VOTE |_|




Proposal 3. Approving an amendment to the Company's Certificate of Incorporation to expand the permitted activities of the Corporation.

IN FAVOR |_|                        AGAINST |_|               WITHHOLD VOTE |_|





Proposal 4.       Approving an amendment to the Company's Certificate of
                  Incorporation to classify the Board of Directors.

IN FAVOR |_|                        AGAINST |_|               WITHHOLD VOTE |_|

Please sign exactly as name appears.

Dated              _________________________, 1996


                   -------------------------
                   Signature

                   -------------------------
                   Signature if held jointly


With respect to the transaction of such other business as may properly come before the Meeting, Proxyholder, in his sole discretion, will vote the proxy as he may see fit. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such; if a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



     Please mark, sign, date and return the proxy card promptly using the enclosed envelope. Your name and address are shown as registered -- please notify the Corporation of any change in your address.

                               CVD FINANCIAL CORPORATION
                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD ON SEPTEMBER 6, 1996


                     SOLICITATION AND REVOCATION OF PROXIES

        The enclosed Proxy Statement is furnished in connection with the solicitation by the Board of Directors of CVD Financial Corporation ("CVD" or the "Company") of proxies to be used at the Annual Meeting of Shareholders to be held at 10:00 a.m. on Friday, September 6, 1996, or any adjournments thereof (the "Annual Meeting"). The accompanying Notice of Annual Meeting, this Proxy Statement and the accompanying proxy are being first sent to Shareholders on or about August 14, 1996. Any shareholder giving a proxy has the power to revoke it by giving notice to the Company in writing, or in open meeting before any vote is taken. The shares represented by the enclosed proxy will be voted if the proxy is properly signed and received by the Company prior to the time of the Annual Meeting. The expense of making the solicitation will consist of preparing and mailing the proxies and proxy statements and the charges and expenses of brokerage houses and other custodians, nominees, or fiduciaries for forwarding documents to security owners.

Please sign, date and return your proxy to CVD Financial Corporation, Attention:
Michael J. Smith, 400 Burrard Street, Suite 1250, Vancouver, B.C., Canada V6C 3A6, using the pre-addressed envelope.


                                  VOTING RIGHTS

The shareholders of record of the Company's outstanding $0.01 par value common shares (the "Common Stock"), at the close of business on August 6, 1996 (the "Record Date"), are entitled to vote on matters to come before the meeting. On that date, there were issued and outstanding 2,718,600 shares of Common Stock held by approximately 39 shareholders of record. No additional Common Stock is contemplated to be issued prior to the Annual Meeting, although additional shares could be issued based upon exercise of options currently outstanding. The Board of Directors has no knowledge of any contemplated option exercises and does not expect any such exercises prior to the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter submitted to vote. A quorum of the shareholders is constituted by the presence, in person or by proxy, of holders of record of Common Stock representing a majority of the number of votes entitled to be cast. A plurality of the votes present in person or represented by proxy is required for the election of directors. The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock entitled to vote is necessary to approve the amendment to the 1993 Stock Option Plan and to adopt the amendments to the Certificate of Incorporation described in this Proxy Statement, including without limitation an amendment to classify the Board of Directors. The effect of an abstention or broker non-vote shall be the same as a no vote in respect of the approval of the amendment to the 1993 Stock Option Plan and the amendments to the Certificate of Incorporation. The officers and directors of the Company and the Company's largest shareholder, Ballinger Corporation ("Ballinger"), who own in the aggregate approximately 35.3% of the outstanding Common Stock intend to vote their shares in favor of all of the proposals on the enclosed form of proxy and in favor of each of the nominees for director.

A majority of the stockholders present or represented at the Annual Meeting, whether or not a quorum is present, may vote to adjourn the Annual Meeting without notice other than as announced at the Annual Meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

If the enclosed proxy is properly executed and received by the Company, the shares represented thereby will be voted in accordance with the instructions specified therein. If no specific instructions are given, the shares represented by the proxy will be voted for the election of the nominees for directors and to approve the amendments to the 1993 Stock Option Plan and the amendments to the Certificate of Incorporation, as described in this Proxy Statement.

PROPOSAL 1.
                       NOMINEES FOR ELECTION AS DIRECTORS

At the annual meeting of shareholders, five directors are to be elected. If Proposal 4, as described herein, is adopted by the shareholders at the Annual Meeting, five directors will be elected for the terms set forth below. If Proposal 4 is not adopted, five directors will be elected to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified. In either case, directors will be elected by a plurality of the shares present and voting at the meeting. Unless contrary instructions are given, the proxies will be voted for the nominees listed below. It is expected these nominees will serve but, if for any unforeseen cause any of them should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy, unless contrary instructions are given. The Company has no reason to believe that any nominee will decline or be unable to serve.

The nominees selected by the Board of Directors, their ages, the years in which they began serving as directors, and their business experience are as follows:

                                                                                                      To Be Elected to
                                                                                                       Serve Until the
          Name                            Position with the Company                     Age           Annual Meeting in

Leonard Petersen                                   Director                              40                 1996
(1)(3)

Michael J. Smith                  President, Chief Executive Officer, Chief              47                 1997
(2)(4)                                  Financial Officer and Director

Lawrence E. Beard                                  Director                              58                 1997
(1)(2)(3)

Jimmy S.H. Lee                        Chairman of the Board and Director                 38                 1998
(3)(4)

Rene Randall (3)                             nominee for Director                                           1998
====================================================================================================================

(1)    Member of Audit Committee
(2)    Member of Loan Committee
(3)    Member of Stock Option and Compensation Committee
(4)    Member of Executive Committee


Background of Nominees

     Leonard Petersen. Mr. Petersen was appointed as a director in May 1995. Since 1990 he has served as a director and senior officer of Pemcorp Management, Inc. From 1987 to 1990 he was a chartered accountant with Davidson & Company. Mr. Petersen has also served as a director of Similkansen Hydro-Power Ltd. and of SGI Capital Corporation since 1993 and of Vincent Resources Ltd. from 1988 to 1993.

    Michael J. Smith. Mr. Smith was appointed as a director in March 1995, and served as Chairman of the Board until May 26, 1995, at which time he was appointed President and Chief Executive Officer. In June 1995, Mr. Smith also assumed the duties of Chief Financial Officer. He is officer and director of Ballinger, the Company's largest shareholder. He is also a Trustee of Mercer International, Inc. ("MII") and has been the Executive Vice President, Chief Financial Officer and Secretary of MII since 1988. Mr. Smith was one of the founders of Prentiss

Howard Group, a company organized in 1979 which assists domestic and international companies with investments, mergers and acquisitions. Mr. Smith is also President and a director of Arbatax International, Inc., which owns all of the outstanding shares of Ballinger.

     Lawrence E. Beard. Mr. Beard was elected a director of the Company in June 1993. He has been the owner since 1970 of a Southern California based, worldwide operating, rigging and construction firm, Coast Machinery Movers; a commercial and industrial construction firm, CB Construction; an equipment leasing, purchase and sale firm, Beard Equipment Company; and a major shareholder of a magnet manufacturing firm, AZ Industries. Mr. Beard serves on the Board of Directors of all of the above companies. Mr. Beard served as a director of Conversion Industries Inc. ("Conversion") from 1987 to 1991.

     Jimmy S.H. Lee. Mr. Lee has been a director of the Company since March 1995, and was elected Chairman of the Board of Directors on May 26, 1995. Mr. Lee has been the Chairman and President of MII since 1992 and a Trustee and officer of MII since 1985, becoming its Chairman in 1988 and, in addition, its President in 1992. Since 1989, Mr. Lee has also been the Chairman and a Director of Arbatax International, Inc., which owns all of the outstanding shares of Ballinger.

     Rene Randall. Mr. Randall is a nominee for director of the Company. Mr. Randall has held various administrative and executive positions with MII and its affiliated companies since 1985. He is a director of Conqueror Holdings, Ltd., a British Columbia merchant banking company.


For information concerning the business of MII and Arbatax International, Inc., see "PROPOSAL 3--APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION--EXPANSION OF CORPORATE POWERS." There are no material relationships between any companies of which Messrs. Smith, Lee or Randall are an officer or director and any company of which Mr. Beard or Mr. Petersen is an officer or director.


               OTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Board held 15 meetings in fiscal 1995 at which all of the active directors attended. The Board also formally acted four times in fiscal year 1995 through written consents. From July 1994 until May 1995, non-employee directors received $500 for each Board meeting they attended, plus expenses. Commencing May 1995, non-employee directors receive an annual retainer of $6,000 and do not receive additional compensation for attending meetings of the Board. Employee directors receive no compensation for attending meetings of the Board. The directors also receive periodic grants of stock options issued under the Company's 1993 Stock Option Plan.


                             COMMITTEES OF THE BOARD

Audit Committee

Directors Beard and Petersen currently comprise the Audit Committee, which oversees the financial controls of the Company and interfaces with the Company's outside auditors to monitor the compliance by the Company with financial disclosure laws and regulations. This committee held one meeting during fiscal year 1995.

Stock Option and Compensation Committee

Directors Beard, Lee and Petersen currently comprise the Stock Option and Compensation Committee and are charged with developing and monitoring the Company's executive compensation and stock option activities. This committee held three meetings during fiscal year 1995. If Mr. Randall is elected to the Board, he will replace Mr. Lee on this committee.

Executive Committee

Directors Lee and Smith comprise the Executive Committee. The Executive Committee is authorized to exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company during intervals between meetings of the Board. Mr. Zanatta, the Company's Vice President and Secretary, is also invited to sit in on meetings of the committee. This committee did not meet or act during fiscal year 1995.



                               EXECUTIVE OFFICERS

The following individuals are executive officers of the Company who are not directors. Pertinent information relating to these individuals is set forth below. There are no family relationships between any of the officers. All of the following officers hold their respective offices at the pleasure of the Board of Directors.


                                                                                                             With the
Name                                          Age      Company Position and Offices                       Company Since
- -----------------------------------------------------------------------------------------------------------------------

L.P. "Roy" McCann                             60       Executive Vice President                                1993

Roy Zanatta                                   31       Vice President and Secretary                            1995


Background of Officers

     L.P. "Roy" McCann. Mr. McCann was elected as a director and appointed President and Chief Executive Officer of the Company upon its formation in June 1993. He commenced full-time employment with the Company on July 1, 1993. On May 26, 1995, Mr. McCann resigned as director, President and Chief Executive Officer and assumed his current duties as Executive Vice President. From July 1985 to June 1993 Mr. McCann was employed by South Bay Bank, 2200 Sepulveda Boulevard, Torrance, California.

     Roy Zanatta. Roy Zanatta first joined the Company as Secretary in March 1995 and became a Vice President in May 1995. Mr. Zanatta is also currently an independent consultant, and has been associated with MII in various capacities since 1993. During 1992 and 1993 he was employed as a management consultant by the British Columbia Hydro and Power Authority, a major electric utility. From 1991 to 1992 he was employed as a project manager with the Canadian Standards Association. Mr. Zanatta earned a B.A.Sc. degree in 1987 from the University of British Columbia, and an M.B.A. from McGill University in 1991. In April 1996, Mr. Zanatta was appointed Secretary of Arbatax International, Inc.

Compliance with Section 16(a) of the Exchange Act

Based solely upon the Company's review of the reports filed with the Securities and Exchange Commission ("SEC") by the Company's current and former officers, directors and 10 percent shareholders for the period July 1, 1994 to June 30, 1995, the Company believes that all such required reports were filed on a timely basis, except that a Form 5 for Mr. Petersen was filed late.


                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table sets forth information concerning total compensation earned or paid from the Company's inception on June 1, 1993 through the fiscal year ended June 30, 1995 to each of the Chief Executive Officer, the Company's current and former executive officers who received in excess of $100,000 in salary and bonus in fiscal 1995 and the Company's former Chief Executive Officer (collectively, the "Named Executive Officers").

Summary Compensation Table

                                                                                                         Options
                Name and Principal Position                       Year              Salary             Number of Shares

Michael J. Smith                                                  1995                ---(1)             ---(1)
       President, Chief Executive Officer and Chief               1994                ---                ---
       Financial Officer                                          1993                ---                ---

L.P. "Roy" McCann                                                 1995                  $130,000         50,000(3)
       Executive Vice President(2)                                1994                   130,000         50,000
                                                                  1993                ---                ---

Robert G. McGraw(4)                                               1995                   124,167          30,000(3)
       Former Secretary and Former Chief Financial                1994                    26,539          30,000
       Officer                                                    1993                ---                 ---

- -------------
     (1) Mr.  Smith  did not  receive  any  compensation  from the  Company  for services as an executive  officer in fiscal 1995. Mr. Smith did however  receive the $6,000  annual fee for service as a director.  Mr. Smith  declined to accept the  grant of stock  options  for  25,000  shares  of  Common  Stock  which  are automatically granted to each nonemployee director upon appointment to the Board of Directors.

     (2) Mr. McCann entered into a five year employment agreement with the Company commencing July 1, 1993. The agreement provides that Mr. McCann will receive an annual base salary of $130,000 and will participate in the Company's stock option and profit sharing plans. The employment agreement provides that amounts payable to Mr. McCann pursuant to the Company's Profit Sharing Plan will be determined by the Board of Directors based on the profitability of the Company but in no event will such amount exceed 300% of Mr. McCann's base salary. On May 26, 1995, Mr. McCann resigned as a director, President and Chief
Executive Officer and assumed the position of Executive Vice President, on a part time basis. See "Certain Relationships and Affiliated Transactions --
Employment Agreement" herein.

     (3) The 50,000 and 30,000 stock options previously granted in fiscal 1994 to Mr. McCann and Mr. McGraw, respectively, were repriced by the Stock Option and Compensation Committee to $1.81 on July 21, 1994, due to the decline in the market price of the Common Stock. See "Report on Repricing of Options."

     (4) Effective June 1995, Mr. McGraw was replaced as an officer of the Company. Mr. McGraw served as Secretary of the Company from November 1994 until
March 1995 and as Chief Financial Officer from March 1994 until June 1995.


Grants of Stock Options

       The following table sets forth information concerning the award of stock options to the Named Executive Officers during the year ended June 30, 1995.


                             Option Grants in the Last Fiscal Year


                            Number of          % of Total
                            Securities         Options/SAR
                            Underlying         Granted to         Exercise or
                           Options/SAR        Employees in        Base Price       Expiration
         Name                Granted           Fiscal Year          ($/Sh)            Date

Michael J. Smith                0                   0                 N/A              N/A

L.P. "Roy" McCann           50,000(1)             62.5%              $1.81           7/1/03

Robert G. McGraw            30,000(1)             37.5%              $1.81           3/28/04

- --------------------------
     (1) Options that were repriced during fiscal 1995. See "Report on Repricing of Options" below.


Fiscal Year End Option Table

       The table below sets forth information regarding unexercised options held by each of the Named Executive Officers as of June 30, 1995.

                                 Fiscal Year-End Option Values

                                                   Number of Options                      Value of In-the-Money
                                                    at Fiscal Year End                   Options at Fiscal Year End
                 Name                            Exercisable/Unexercisable              Exercisable/Unexercisable(1)

Michael J. Smith                                         ---/---                                  ---/---

L.P. "Roy" McCann                                     33,334/16,666                                $0/$0

Robert McGraw                                          7,500/22,500                                $0/$0

- -------------
(1)    The AMEX halted  trading of the Common Stock  effective June 27, 1995 and thus there was no closing price on June 30, 1995. The  calculation of the value of in-the-money options at fiscal year end was based on the closing price of the Common Stock on June 26, 1995 of $1.4375.


Profit Sharing Plan

As an incentive to key employees who contribute to the success of the Company, the Board of Directors adopted a profit sharing plan ("Profit Sharing Plan") to enable key employees and directors to participate in the Company's success as reflected by its earnings. The Board of Directors recently amended the Profit Sharing Plan to provide that it is to be funded by crediting the Incentive Fund under the Profit Sharing Plan with 10% of pre-tax earnings for fiscal 1996, 7.5% for fiscal 1997 and 5.0% for each fiscal year thereafter. The Plan is administered by the Stock Option and Compensation Committee of the Company's Board of Directors. Selection to participate in the Profit Sharing Profit Sharing Plan and the amount to be awarded under the Plan is determined by the Committee upon the recommendation of the Company's Chairman and the President and Chief Financial Officer. For the fiscal year ended June 30, 1995, no payments were made by the Company pursuant to the Profit Sharing Plan.

Report on Repricing of Options

On July 22, 1994, the Stock Option and Compensation Committee repriced the exercise price of all of the then-outstanding stock options that had been previously granted under the 1993 Stock Option Plan (other than options held by the Company's non-employee directors) to $1.81, the closing market price of the Common Stock on July 21, 1994. Stock options for a total of 105,000 shares of Common Stock held by an aggregate of five persons were repriced from original exercise prices ranging from $3.75 to $4.22. The repricing was effected due to the decline in the market price of the Common Stock. No other terms of such previously granted stock options were amended or modified by the repricing.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT


The following table sets forth, as of August 6, 1996, the information with respect to Common Stock ownership of each person known by the Company to own beneficially more than 5% of the shares of the Common Stock, each of the Named Executive Officers, each director, and all officers and directors as a group. This does not include holders holding in "street" and "nominee" name. Except as noted, the persons named have sole voting and investment power with respect to all of the shares of Common Stock owned by them.

                                                                    Number of Shares
                                                                   Beneficially Owned
                     Name and Address                          Directly or Indirectly (1)      Percent of Class (2)
                     ----------------                          --------------------------      --------------------
Gibralt Holdings Ltd.                                                       414,150                 15.2%
1177 West Hastings Street, Suite 2000
Vancouver, British Columbia V6E 2K3

Ballinger Corporation                                                       940,900                  34.6
700 West Georgia Street, Suite 1900
Vancouver, British Columbia V7Y 1G5

Arbatax International, Inc.                                              940,900(3)                  34.6
400 Burrard Street, Suite 1290
Vancouver, British Columbia V6C 3A6

Michael J. Smith                                                         940,900(4)                  34.6
400 Burrard Street, Suite 1250
Vancouver, British Columbia V6C 3A6

L.P. "Roy" McCann                                                            62,100                   2.2
2121 Avenue of the Stars, 22nd Floor
Los Angeles, California  90067

Robert G. McGraw                                                              7,500                  0.3
400 Burrard Street, Suite 1290
Vancouver, British Columbia V6C 3A6

Jimmy S.H. Lee                                                           940,900(4)                  34.6
64 Brandschenke Strasse
Zurich, Switzerland

Leonard Petersen                                                             25,000                  0.9
609 Granville Street, Suite 1270
Vancouver, British Columbia V7Y 1G6

Lawrence E. Beard                                                            33,000                  1.2
2431 Chico Avenue
South El Monte, California 91733

All Directors and Officers as a group                                  1,061,000(4)                  39.0
(6 persons)

- -------------
     (1) Includes shares subject to outstanding stock options exercisable within
60 days of June 30, 1996,  as follows:  L.P.  "Roy" McCann  (50,000),  Robert G.
McGraw  (7,500),  Lawrence E. Beard (25,000),  Leonard  Petersen  (25,000),  and
directors and officers as a group (100,000).

     (2) Percentage ownership is based on shares owned (including shares subject to outstanding stock options exercisable within 60 days of September 30, 1995), divided by total shares outstanding plus, for each person, the shares that person has the right to acquire within 60 days of June 30, 1996.

     (3) Arbatax International, Inc. is the sole shareholder of Ballinger and, pursuant to the rules of the SEC, is deemed to be the indirect beneficial owner of all of the shares owned by Ballinger.

     (4) Includes the 940,900 shares of Common Stock owned directly by Ballinger, for which Mr. Smith serves as an officer and sole director, and indirectly by Arbatax, for which Mr. Smith serves as President and a director and for which Mr. Lee serves as Chairman and a director, and of which shares Mr.
Smith and Mr. Lee are deemed to be the indirect beneficial owners pursuant to the rules of the SEC. Mr. Smith and Mr. Lee each disclaim beneficial ownership of all of such shares.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Affiliated Parties

Ballinger

On March 22, 1995, MII and the Company entered into a Stock Purchase Agreement in which MII agreed to purchase 715,000 shares of Common Stock for $1,673,000. The transaction was completed and the shares issued to MII on March 27, 1995. In June 1995, the Company reimbursed MII approximately $79,000 for certain transaction expenses incurred in connection therewith. Prior to completion of the sale of the 715,000 shares to MII, MII owned 225,900 shares of the outstanding Common Stock, representing approximately 11.3% of the total shares outstanding. The issuance of the 715,000 shares increased such ownership to approximately 34.6%.

As part of the Stock Purchase Agreement, MII agreed to make available to the Company a line of credit to be used exclusively for restructuring, refinancing or repurchasing the Company's outstanding Bonds. Advances under the credit line may be made in MII's sole discretion. The Stock Purchase Agreement provides that MII would be issued stock purchase warrants in the event the credit line were drawn down upon by the Company. As of the date hereof, the Company has not drawn on the credit line and no warrants have been issued to MII. The Company does not believe that MII is presently willing to approve any advances under the credit line.

     In addition, as provided under the terms of the Stock Purchase Agreement, the Company appointed two persons designated by MII to the Board: Jimmy S.H. Lee, Chairman, President and a Trustee of MII, and Michael J. Smith, Executive Vice President, Chief Financial Officer, Secretary and a Trustee of MII. On May 26, 1995, Mr. Lee became Chairman of the Board of Directors of the Company and Mr. Smith became President and Chief Executive Officer. Mr. Smith also currently serves as the Company's Chief Financial Officer. Mr. Smith also serves as an officer and as the sole director of Ballinger. Both MII and its 92%-owned subsidiary Arbatax International, Inc. are publicly held companies with securities registered under Section 12(g) of the Securities Exchange Act of 1934.

As part of a plan to reduce its financial services activities, in July 1995 MII sold all of its 940,900 shares of Common Stock to Ballinger for the aggregate purchase price of $2,245,420. The purchase price was paid with a promissory note with a term of one year bearing interest at the prime rate of Bank of America as published from time to time plus two percentage points. Ballinger paid this note in full in December 1995. As part of the agreement with Ballinger, MII agreed that Michael Smith would remain involved with the Company so long as Ballinger retains its ownership interest in the Company. There are no other relationships between MII and Ballinger or Mr. Frederick Wong, Ballinger's sole shareholder, nor are there any relationships between Jimmy S.H. Lee and either Ballinger or Mr. Wong. Mr. Wong sold all of his shares in Ballinger for cash to Arbatax International, Inc. in June 1996. See "Certain Relationships and Related Transactions--Agreements with Affiliated Parties--Ballinger."

The Company's bylaws provide that a director must abstain from the vote on any contract or commitment in which an affiliate of such director has a direct or indirect interest. The bylaws further provide that all of the Company's independent directors and the President must unanimously approve any contract or commitment in which a director, officer, or member of such person's immediate family has any direct or indirect interest as well as contracts or commitments in which an affiliate of a director, officer or such person's immediate family has any direct or indirect interest. Due to Mr. Smith's and Mr. Lee's relationships with the Company, MII, Arbatax and Ballinger, each of MII, Arbatax and Ballinger may be deemed to be affiliates of the Company. Thus, both Mr. Smith and Mr. Lee will abstain from any vote involving any transaction with Ballinger, Arbatax or MII.




Conversion Industries Inc.

In June 1993 the Company was formed as a wholly-owned subsidiary of Conversion. Conversion entered into an agreement in June 1993 to subscribe to 2,000,000 shares of Common Stock of the Company ("Subscription Agreement"). Under the terms of the Subscription Agreement, as amended, Conversion agreed to pay the Company $7,500,000 consisting of cash and assignments of loans made by Conversion to companies that met the Company's lending criteria and provided these loans were unanimously approved by the Loan Committee of the Company's Board of Directors and the disinterested directors who were not also employees or directors of Conversion. As of June 30, 1993, Conversion had purchased shares aggregating $3,104,000 under the Subscription Agreement. The $4,396,000 balance owing under the Subscription Agreement was paid during the quarter ended September 30, 1993 through the assignment of three loans to two borrowers totalling $3,865,000 and $531,000 in cash. All loans assigned to the Company were valued at their face value. Included with the loan assignment was a guarantee by Conversion to the Company as to the ultimate repayment of the loans assigned. The loans assigned to the Company represented obligations of North American Recycling Systems, Inc. ("NARS") and Bratcher Industries, Inc ("Bratcher"). The loans to Bratcher and NARS became nonperforming in May 1994 and March 1995, respectively. Conversion later issued loan guarantees respecting loans to four other borrowers, including Joseph Land Group, Inc. ("Land") and American Blood Institute ("ABI"). The loans to Land and ABI became nonperforming in September 1994 and January 1994, respectively. The loans to these borrowers are discussed in more detail below.

In August 1993, the Company completed its initial public offering of 2,239,000 shares, reducing Conversion's ownership percentage to 47%. Subsequent to the initial public offering and prior to April 18, 1994, Conversion purchased in open market transactions 197,400 shares of the Company Common Stock increasing its ownership percentage to 52% as of April 18, 1994.

On April 18, 1994, Conversion acquired an option to sell up to $2,000,000 of the Common Stock back to the Company at the lower of $2 per share or 82% of the average closing price of the Common Stock on the AMEX for the two-week period ended May 2, 1994. The option was issued by the Company in connection with a $4.5 million stock/bond buy back program, which the Board of Directors of the Company approved in order to allow the Company to acquire its outstanding shares and variable rate bonds when the market prices for such securities made such investments attractive. The option was sought by Conversion in order to increase its liquidity and to minimize the possibility of being required to dispose of certain other securities owned by Conversion at market prices which were not acceptable to Conversion. In consideration for the option, Conversion agreed to pledge up to 1,000,000 shares of the Common Stock as additional collateral for the guarantees of loans to five borrowers previously given by Conversion to the Company. A total of 922,639 shares were ultimately pledged, as determined under a formula which took into account the extent to which Conversion exercised its option, and the closing price of the Common Stock over the two-week period ending May 2, 1994. The terms of the transaction were approved by a special committee of independent directors of the Company on April 17, 1994 conditioned upon receipt of an opinion from an investment banking firm, Wedbush Morgan Securities, that the transaction was fair from a financial point of view to the shareholders of the Company other than Conversion, which opinion was received on April 18, 1994. The option was exercised and 1,077,361 shares were sold to the Company by Conversion at $1.86 per share reducing Conversion's ownership of the Company to 34%. See "Stock and Bond Repurchases" below.

On July 20, 1994, Conversion filed a Schedule 13D with the SEC stating Conversion's intention to acquire shares of the Common Stock from existing shareholders in order to increase Conversion's ownership of the Common Stock to at least 51%. Conversion stated in its Schedule 13D that the purpose of the acquisition was to improve the financial strengths, capabilities and operating efficiencies of Conversion and the Company through the consolidation of the assets of both companies. At such time as Conversion acquired a greater than 50% ownership of the Company, it was Conversion's intention to begin to consolidate its financial statements with the financial statements of the Company. John P. McGrain, the Chairman and Chief Executive Officer of Conversion at the time, also filed a Schedule 13D with the SEC on July 20, 1994, which disclosed his agreement in principle to sell his 212,100 shares of Common Stock to Conversion in connection with Conversion's stated intent to acquire control of the Company. Pending consummation of the sale, Mr. McGrain agreed to vote his shares of Common Stock of the Company in accordance with Conversion's instructions. The acquisition by the Company of 1,077,361 shares of its Common Stock pursuant to the April 18, 1994 option described above reduced the number of shares required to achieve 51% ownership of the Company from 2,161,890 to 1,612,436 shares. Accordingly, in order to acquire 51% ownership of the Company, Conversion would have been required to purchase 542,397 shares, inclusive of Mr. McGrain's 212,100 shares, in addition to the 1,070,039 shares owned by Conversion at the time of filing of its Schedule 13D. Based upon the SEC filings made by Conversion and Mr. McGrain, the Company does not believe that Conversion ever acquired Mr. McGrain's shares or any other shares of the Common Stock after July 20, 1994.

At the time of completion of the initial public offering of the Company in August 1993, Conversion and the Company had the following common directors and officers: Donald B. Clark, Chairman of the Company and the President, Chief Operating Officer and a Director of Conversion; Daniel J. Roggemann, a Director of the Company and Conversion; Randall M. Gates, Treasurer and Chief Financial Officer of the Company and Conversion; and David A. Rapaport, Secretary of the Company and Executive Vice President, General Counsel and Secretary of Conversion. As of April 18, 1994, the date on which Conversion acquired its option to sell up to $2,000,000 of the shares of the Common Stock to the Company, Mr. Gates was no longer an officer of the Company and Mr. Roggemann was no longer a director of the Company. As of July 20, 1994, the date on which Conversion and John P. McGrain filed their Schedule 13D's, no further changes had occurred respecting common directors and officers of Conversion and the Company. On July 22, 1994, John P. McGrain, the Chairman and Chief Executive Officer of Conversion, was appointed to serve as a Director of the Company.

On October 11, 1994, the AMEX announced its intention to seek to delist the securities of Conversion and Beta Well Service Inc. ("Beta"). Mr. McGrain resigned on October 13, 1994, from all positions with Conversion and the Company. On October 14, 1994, the Company received correspondence from the SEC requesting information from the Company in connection with an informal inquiry into the matter of Conversion and related companies. The SEC has requested certain documents from the Company which the Company has provided.

David A. Rapaport, Executive Vice President and Secretary of Conversion, resigned as Secretary of the Company on October 22, 1994. On October 23, 1994, Donald B. Clark, the President of Conversion from January 1990 to August 1994, resigned from its Board of Directors, and on December 6, 1994 he resigned as a Director of the Company. Since Mr. Clark's resignation, the Company and Conversion have had no common directors or officers.

On October 23, 1994 the Company completed a series of transactions intended to restructure its relationship with Conversion. As part of these transactions, Conversion's then outstanding guarantees to the Company were reduced from $8,025,000 to $5,775,000 by the Company's acquisition of all 1,070,039 shares of its Common Stock owned by Conversion in partial satisfaction of the loan guarantees given to the Company by Conversion and the Company obtained a security interest in all of Conversion's assets as collateral for the remaining guarantees. The Company also provided Conversion with $3,100,000 in revolving credit to be used to replace approximately $2,200,000 in outstanding broker and bank loans of Conversion and for other corporate purposes. The loan bears interest at the prevailing prime rate of a major bank plus seven percent, is due November 1, 1997, and is secured by all assets of Conversion. The Company also received a warrant to purchase up to 500,000 shares of Conversion common stock exercisable on or after November 1, 1995 and prior to November 1, 1997. The exercise price of the warrant is $1.375 per share. Conversion further agreed not to acquire any securities of the Company until November 1, 1997.

The October 1994 transactions were based in part on indications that brokers and banks that had extended credit to Conversion would have immediately liquidated the securities pledged by Conversion to secure such loans had the Company not provided new credit to Conversion to replace their loans. The prices realized upon liquidation of the collateral under such circumstances would have been adversely impacted by a fast liquidation, and the Company was advised by Conversion that it would have sought to avoid the sale of such securities by filing for protection under the Bankruptcy Code. As discussed below, the Company has substantial loans outstanding to many companies in which Conversion has significant ownership interests. The Company was concerned that the filing of a bankruptcy petition by Conversion could delay or otherwise adversely impact the efforts of these companies to obtain additional financing through the public sale of their securities or to access other sources of capital, thereby adversely affecting the Company's loans to these companies. The Company was also concerned about the impact that a bankruptcy of its largest shareholder would have on the Company, and its ability to realize on the guarantees Conversion had made to the Company. Under the circumstances, the Company felt that it was in its best interest and the best interest of its borrowers to acquire all shares of its Common Stock owned by Conversion, including the 147,400 shares of Common Stock which were not already pledged to the Company, and to provide a $3,100,000 loan to Conversion and a six-month moratorium on enforcement of the remaining Conversion guarantees to allow Conversion to attempt to restructure its business. Management of the Company also believed that the Company would benefit generally from the complete severing of its ownership ties with Conversion and Conversion's agreement not to acquire any securities of the Company until November 1, 1997. In addition, the Company was able to obtain a security interest in all of Conversion's assets, including all securities formerly pledged to secure broker and bank loans, to secure its $3,100,000 loan and the remaining guarantees.

The October 23, 1994 transactions with Conversion were reviewed and recommended by a special committee of the Board of Directors of the Company on October 22, 1994 created for the purpose of evaluating its relationship to Conversion. The members of the committee were Lawrence E. Beard and James C. Lanshe, a former director. Mr. Beard had been a director of Conversion from 1987 to 1991. Mr. Lanshe had no prior affiliation with Conversion. On October 22, 1994 in accordance with the Company's bylaws, the transactions were also unanimously approved by all independent directors, including the President.

Prior to the October 23, 1994 restructuring, Conversion had guaranteed the repayment to the Company of $7,125,000 in principal, plus interest, with regard to four of the Company's borrowers in which Conversion has or had an ownership interest with finance receivables totalling $12,275,000 as of October 22, 1994. In addition, Conversion had guaranteed the repayment to the Company of $900,000 relating to a $3,014,000 loan due from a borrower in which Conversion had no ownership interest at the time the guarantee was obtained. All of Conversion's guarantees to the Company were partially collateralized with 922,639 shares of the Company's Common Stock pledged by Conversion in connection with the April 18, 1994 option granted to Conversion to sell up to $2,000,000 of the Company's Common Stock to the Company, and with 100,000 shares of registered Beta common stock and 1,000,000 shares of unregistered Statordyne Corporation ("Statordyne") common stock. The Beta and Statordyne shares were pledged in February 1994, and replaced two certificates of deposit aggregating $1,900,000 previously pledged to secure certain Conversion guarantees of a like amount of loans of the Company made to two borrowers. The Company agreed to the substitution at Conversion's request to accommodate Conversion's then current cash needs. At the time, the value of the securities substituted, based upon the prevailing market price for the Beta common stock and management's estimate of value for the unregistered Statordyne shares, exceeded $1,900,000. In addition, the pledged securities were taken as collateral for all Conversion guarantees, while the certificates of deposit each secured only one separate loan guarantee. On October 23, 1994, the guarantees were modified as previously described by reducing the total amount of the guarantees by $2,250,000 to

$5,775,000 in exchange for the acquisition by the Company of 1,070,039 shares of its Common Stock owned by Conversion including the 922,639 shares previously pledged by Conversion to the Company. At December 31, 1995, guarantees of $3,515,000 remained outstanding respecting finance receivables totalling $4,376,000. The Company agreed not to take any action against Conversion to enforce the remaining guarantees until May 1, 1995. Thereafter, provided Conversion was in compliance with all provisions of its loan agreement with the Company, the Company agreed not to take any action to enforce the guarantees until the earlier of May 1, 1996 or upon the obtaining of a final judgement against any defaulting borrower (in which case, only the guarantee relating to that borrower could be immediately enforced).

On May 8, 1995, Conversion defaulted under its revolving loan by failing to make an interest payment of $177,000 due May 1, 1995, during the grace period provided under the loan agreement. The Company demanded immediate repayment of the entire balance and advised Conversion that it would commence liquidation of its collateral. The Company also demanded payment of the guarantees for three borrowers (NARS, Land and ABI) totalling $4,875,000 with respect to finance receivables then totalling $8,819,000. On May 19, 1995, in response to the Company's actions, Conversion filed a voluntary petition under Chapter 11 of the Bankruptcy Code in bankruptcy court in Los Angeles, California. As of the date of filing, the outstanding balance on the loan to Conversion, including delinquent interest and other costs due from Conversion, was $2,348,000.

The Company has requested permission from the bankruptcy court to proceed with foreclosure upon and the sale of its collateral. However, at this time, no assurance can be given as to whether such a request will be granted by the Court. The assets of Conversion pledged as security for the guarantees and the $3,100,000 credit facility made to Conversion consist primarily of Conversion's equity interests in nine firms, including six borrowers or former borrowers of the Company. A total of five of these companies have publicly traded securities, while four are privately held. The issuers also have limited operating histories and many have reported substantial losses. In most instances, Conversion holds shares which have not been registered. The shares also represent, in many cases, a substantial ownership interest which could not be quickly liquidated in any event. Under present circumstances no assurance can be given that any market will exist for any or all of the securities serving as collateral for the loan to and guarantees of Conversion, or that the proceeds of any disposition of collateral will be sufficient to repay any amounts due thereunder should the bankruptcy court permit the sale of such collateral.

Conversion formed the Company for the purpose of providing collateralized asset based loans to emerging growth companies so that Conversion could concentrate its activities on the providing of equity capital to such companies. At the Company's formation, it was anticipated that approximately 30 percent to 50 percent of the Company's funds would be in loans to companies in which Conversion has an equity interest.

Certain of Conversion's officers and directors were also directors of certain borrowers of the Company in which Conversion had an interest. Among the affiliated borrowers are those for which Conversion provided the Company with loan guarantees, consisting of Bratcher, of which Conversion owned approximately 37% as of the date of the loan, Land, of which Conversion owned approximately 40% at the time of the loan, NARS, of which Conversion owned approximately 16% at the time of the loan, Onsite Energy Corporation ("Onsite"), of which Conversion owned approximately 5% at the time of the loan, and ABI, a company that Conversion was considering making an investment in at the time the initial loan was made and in which Conversion now has a 28% ownership interest. One additional borrower, Metalclad Corporation ("Metalclad"), was the subject of a guarantee granted at a time when Conversion had no interest in the borrower. In connection with this guarantee, Conversion received a warrant to acquire shares of Metalclad.

In addition,  the Company made loans to Statordyne,  of which  Conversion  owned approximately 22% at the time of the loan, Beta, of which Conversion owned approximately 9% at the time of the loan, PDG Environmental, Inc. ("PDG") of which Conversion owned approximately 13% at the time of the loan, Canadian Polaris Investments Inc. ("Polaris"), of which Conversion owned approximately 33% at the time of the loan, Remedquip Industries, Inc. ("Remedquip"), a wholly-owned subsidiary of Myriad Industries, Inc. ("Myriad"), of which Conversion owned approximately 28% at the time of the loan, and CVD Services, Ltd. ("CVD Services"), of which Conversion owned approximately 23% at the time of the loan. The Company also has made loans to Air L.A., Inc. ("AirLA") and VU Videos, Inc. ("VU"), companies in which CVD Services had an ownership interest at the time the loans were made. No portions of the loans to Statordyne, Beta, PDG, Polaris, Remedquip, CVD Services, AirLA, or VU were guaranteed by Conversion.

Conversion's management organized the Company and developed the Company's plan of operations. Donald B. Clark, the former Chairman of the Company is a former Director, President and Chief Operating Officer of Conversion, a former Director of Bratcher, Onsite and Statordyne, and a current Director of NARS. David A. Rapaport, the Company's former Secretary, is also the Executive Vice President, General Counsel and Secretary of Conversion. He is also a former Director of Land and Myriad, the parent company of Remedquip, as well as the former secretary of Statordyne. Randall M. Gates, who is the Treasurer and Chief
Financial Officer of Conversion, is the former Treasurer and Chief Financial Officer of the Company and a former Director of PDG, Statordyne and Myriad. John
P. McGrain, a former Director of the Company, is also the former Chairman and Chief Executive Officer of Conversion and a Director of NARS. Daniel J. Roggemann, who is the current Chief Executive Officer and Chairman of the Board of Conversion, is a former Director of the Company and Land. Lawrence E. Beard, a Director of the Company, is a former Director of Conversion.

From its inception through December 31, 1995, the Company has made loans totalling $34.1 million (60.2 percent of total loans) to Conversion and 15 borrowers (66.7 percent of total borrowers) in which Conversion has or had an ownership interest. In connection with these loans, the Company has earned $0.7 million in interest and fee income, received $1.0 million in commitment fees, and obtained warrants to acquire 5.7 million shares of common stock of the various borrowers of which warrants to acquire ___ million shares relate to borrowers who have filed for bankruptcy protection or have effectively ceased to operate as of December 31, 1995. From inception through December 31, 1995, the Company has charged $8.5 million in principal and interest against the allowance for credit losses with regard to loans to those borrowers in which Conversion has or had an ownership interest.

At December 31, 1995, finance receivables totalling $13,559,000 or 53.5 percent of the Company's loan portfolio, are due from Conversion and six borrowers in which Conversion has or had an ownership interest. From its inception through December 31, 1995, the Company has charged off an additional $7,513,000 in principal and interest against its allowance for credit losses related to these loans. The Company has an additional in unfunded loan commitment to one of these borrowers of $7.0 million which commitment was terminated in November 1995.

The Company designates finance receivables as nonperforming when interest and/or principal payments are more than 90 days contractually delinquent or earlier if the Company has material evidence of the borrower's inability to meet its commitments under the loan agreement (e.g., the borrower files for bankruptcy protection ). Nonperforming assets have a significant negative effect on interest margin since the Company does not recognize income on these loans, but does incur holding costs (primarily interest expense). At December 31, 1995, loans to six borrowers with finance receivables totalling $14,134,000, representing 55.6 percent of the outstanding portfolio have been classified as nonperforming.

Of the nonperforming loans at December 31, 1995, finance receivables totalling $4,533,000 were due from Conversion and two borrowers in which Conversion has or had an ownership interest. Conversion and both of the other borrowers have each filed voluntary petitions for bankruptcy protection under Chapter 11. Below is a summary of the status of the nonperforming loans to Conversion and the five borrowers in which Conversion has or had an ownership interest.

On January 7, 1994, ABI and its two wholly owned subsidiaries filed voluntary petitions for bankruptcy protection under Chapter 11 in the U.S. Bankruptcy Court for the Central District of California. ABI and its subsidiaries operate plasma collection centers in several states and are headquartered in Los Angeles, California. Total finance receivables outstanding from the borrower were $1,346,000 at December 31, 1995. The loans were first classified as nonperforming in January 1994 shortly following the commencement of procedures by the Company to take control of ABI's subsidiaries under the terms of its security agreements in order to realize upon its collateral and the filing of bankruptcy by ABI shortly thereafter. The Company made its first advance to ABI in August 1993. ABI's collateral consisted of the accounts receivable, inventory and fixed assets of the three entities as well as all of ABI's ownership interest in the two subsidiaries both of which have continued to operate a combined total of six plasma collection centers throughout the bankruptcy reorganization period. From January 7, 1994, through

December 31, 1995, the Company has received court approved payments totalling $95,000 from the liquidation of ABI's receivables, inventory and fiscal assets. Conversion has a 28 percent ownership interest in ABI and has guaranteed the repayment to the Company of $1,000,000 of the ABI finance receivables in October 1993 when the Company advanced $1,000,000 to ABI to finance the acquisition of six plasma centers. In January 1996, the Company reached agreement with ABI whereby the Company would receive $625,000 cash and a note $1,150,000 in connection with ABI's reorganization.

The loans made to Bratcher, a privately held paper bag manufacturer based in Denver, Colorado, are in arrears with regard to certain interest and principal payments and were first classified as nonperforming in May 1994 when the payments became more than 90 days contractually delinquent. Since classifying the loans as nonperforming, the Company has received no payments from Bratcher. As of June 30, 1994, a total of $290,000 in Bratcher finance receivables were charged against the allowance for credit losses and an additional $1,842,000 has been charged against the allowance for credit losses during the year ended June 30, 1995. At December 31, 1995, the entire amount of the outstanding finance receivables from Bratcher had been charged off against the allowance for credit losses. The finance receivables are collateralized by the accounts receivable, inventory and fixed assets of Bratcher. The Company first became a creditor of Bratcher in August 1993 when the Company assumed two loans to Bratcher totalling $1,865,000 from Conversion in settlement of the Company's stock subscription receivable from Conversion. Conversion has a 37 percent ownership interest in Bratcher and has guaranteed the repayment to the Company of the $1,865,000 in loans assumed by the Company. As previously described, in October 1994, Conversion satisfied in full its guarantee obligation to the Company with regard to this loan as part of the transfer to the Company of 1,070,039 shares of Common Stock owned by Conversion. The Company originally filed suit to foreclose on certain of its collateral, consisting of accounts receivable and equipment, in August 1994 by filing suit in Colorado, which suit was dismissed upon the court's determination that California constituted the proper venue for actions against Bratcher. In January 1995, separate actions were filed against Bratcher, and its principal shareholder, Erwin Bratcher, for recovery of the loan and on Erwin Bratcher's personal guarantee of the loan, respectively. In March 1995, Bratcher and Erwin Bratcher filed cross-complaints against the Company, Conversion, Donald B. Clark and John McGrain, claiming damages in excess of $10,000,000 related to alleged breach of loan commitment by the Company and other matters. These actions have been resolved with the Company receiving all equipment owned by Bratcher and mutual releases have been exchanged. The Company liquidated the equipment in October 1995 for $412,000 in cash after related costs.

Land, a privately held trucking company headquartered in Charleston, South Carolina, is in arrears on its interest payments and the loans became classified as nonperforming in September 1994 when the interest payments became more than 90 days contractually delinquent. Since classifying the loans as nonperforming, the Company has received $45,000 in interest and cost reimbursement payments through June 30, 1995. The Company charged off $1,000,000 against the allowance for credit losses during the year ended June 30, 1995. In December 1995, the Company sold its loans and related claims for $600,000 in cash and a note in the amount of $400,000 payable over two years. The note bears interest at 8.00% per annum. After consummation of the sale, the Company took an additional charge of $1,221,000 during the six months ended December 31, 1995. The Company made its first advance to Land in August 1993. The loans are collateralized by junior liens against accounts receivable and equipment. The Company also pledged a $1,400,000 certificate of deposit to benefit the senior lender, which amount is included in the finance receivables balance. In June 1995, the senior lender seized the $1,400,000 certificate of deposit. Conversion has a 40 percent ownership interest in Land and had guaranteed the repayment to the Company of $2,000,000 of the Land loans. In October 1994, Conversion satisfied $385,000 of its guarantee obligation to the Company with regard to this loan as part of the transfer to the Company of 1,070,039 shares of CVD Common Stock owned by Conversion. Conversion filed for bankruptcy protection on May 19, 1995. The $1,615,000 balance of the guarantee remains outstanding and was called upon on May 8, 1995 following Conversion's default under its loan agreement with the Company previously described. In February 1995, Land filed a voluntary bankruptcy petition under Chapter 11 in the U.S. Bankruptcy Court in South Carolina.

By June 30, 1995, all of the Company's loans to NARS, a publicly held nonhazardous solid waste management and recycling company based in Fort Edward, New York, had matured. At December 31, 1995, the entire balance of the finance receivables had been charged off against the credit allowance. Total charge offs since the origination of the loans total $3,689,000. The loans were first classified as nonperforming in March 1995 when certain interest and principal payments became more than 90 days contractually past due. The Company extended a $2.0 million commitment to NARS in July 1993 and made its first advance to NARS in August 1993 by funding this commitment when it assumed a loan to NARS totalling $2,000,000 from Conversion. The Company made additional loan commitments to NARS subsequent to July 1993, the most recent in October 1994. By December 31, 1994, all commitments had been fully funded. Of the additional commitments issued to NARS subsequent to July 1993, a $2.2 million commitment was funded on August 31, 1994 with the Company's purchase of loans totalling $3,550,000 (including $165,000 of accrued interest) owed to a bank by NARS for $2,200,000. The original principal of these purchased loans totalled $4,420,000 and the various loan agreements were entered into between August 1988 and January 1992. The proceeds from the bank loans have primarily been used by NARS to partially fund construction of a deinking pulp mill and to fund NARS' operations. The bank loans are secured primarily by land and the partially completed mill. The balance of the Company's loans to NARS were made to purchase and install equipment in the mill and to fund other operating costs. All of the Company's loans were primarily collateralized by a first lien against the land, building and equipment of the partially completed mill and the personal guarantee of the Chairman of NARS. The personal guarantee was originally secured by approximately 3.1 million shares of NARS common stock. As of December 31, 1995, 229,700 of these shares have been sold by the Company in the open market generating $238,000 which has been applied against NARS' outstanding finance receivables. Conversion has a 16 percent ownership interest in NARS. In addition to the collateral provided by the borrower, the loans are guaranteed by Conversion in the amount of $2.26 million, which guarantee was called by the Company on May 8, 1995. Conversion filed for bankruptcy protection on May 19, 1995. On November 30, 1995, the Company sold all of the NARS loans and related claims for $1,200,000 in cash and 100,000 shares of NARS common stock.

Statordyne is a public company located in southern California engaged in the design, manufacture and marketing of patented power protection systems. The loan became classified as nonperforming in April 1995 as a result of certain interest payments becoming 90 days contractually past due. Statordyne is also out of compliance with certain covenants in its loan agreement. Total finance receivables due to the Company at December 31, 1995 were $1,038,000 and the Company made its first advance to Statordyne in June 1994. The loan is collateralized with a first lien against the accounts receivable, inventory and equipment of the borrower. Conversion has a 23 percent ownership interest in Statordyne, but has not guaranteed any portion of this debt. Statordyne has at least temporarily ceased material operations and on August 23, 1995 an involuntary petition for bankruptcy protection under Chapter 11 was filed against Statordyne which petition was subsequently converted on August 24, 1995 to a voluntary proceeding under Chapter 11. In February 1996, the Company received $1,050,000 in cash as full settlement of all amounts due from Statordyne.

On October 23, 1994, the Company provided Conversion with $3,100,000 in revolving credit. As part of the loan transaction, $8,025,000 in outstanding guarantees provided by Conversion for loans made or acquired by the Company were reduced by $2,250,000, and the $5,775,000 balance of the Conversion guarantees, as well as the revolving credit, were secured by all assets of Conversion, including assets previously securing the guarantees. On May 8, 1995, Conversion defaulted under its revolving loan by failing to make an interest payment of $177,000 due May 1, 1995, during the grace period provided under the loan agreement. The outstanding balance on the loan as of December 31, 1995, including delinquent interest and $185,000 of other costs due from Conversion, was $2,548,000. Upon default, the Company demanded immediate repayment of the entire balance and advised Conversion that it would commence liquidation of its collateral. On May 19, 1995, Conversion filed a voluntary petition for bankruptcy protection under Chapter 11. The assets pledged to secure the guarantees and the credit facility consists primarily of Conversion's equity interest in nine firms, including six borrowers or former borrowers of the Company. A total of five of these companies have publicly traded securities, while four are privately held. In most instances, Conversion holds shares which have not been registered. The shares also represent, in many instances, a substantial ownership interest which could not be quickly liquidated in any event. The issuers also have limited operating histories and many have reported substantial losses. In light of these circumstances, the Company is uncertain as to whether the proceeds of any disposition of the collateral will be sufficient to repay the full amount of the $2,548,000 due under the terms of the loan. The Company considers the remaining $3,515,000 in guarantees to be of little or no value.

In addition to the nonperforming loans to the above six borrowers, events of default or noncompliance with the terms of various loan agreements exist as of December 31, 1995 or occurred thereafter with regard to loans to three of the Company's other borrowers in which Conversion has or had an ownership interest as follows.

Metalclad is a publicly traded company headquartered in southern California that historically has been engaged in industrial contracting services and more recently has also begun developing integrated hazardous waste treatment and disposal facilities in Mexico. The Company's $3,025,000 loan to Metalclad matured on April 15, 1995 and on May 31, 1995 the then outstanding finance receivables of $2,823,000 were restructured with the maturity date extended to June 30, 1996. At December 31, 1995, Metalclad owed the Company $1,809,000 in finance receivables. As of August 31, 1995, Metalclad was not in compliance with two of the covenants of the restructured loan which required certain adjustments to the borrowing base under the loan and the full and unrestricted operation of Metalclad's Mexican landfill facility. Effective September 1, 1995, the Company modified the restructured loan to postpone until December 31, 1995 the requirements to be in compliance with these two covenants. The Company made its first advance to Metalclad in September 1993 and the loan is primarily collateralized by a senior lien against the accounts receivable, inventory and equipment of the U.S. operations as well as all of the stock of Metalclad's U.S. and Mexican subsidiaries. Conversion has guaranteed this loan in the amount of $900,000 and had no ownership interest in Metalclad prior to extending the guarantee. In December 1995, the Company sold Metalclad warrants it had received as additional consideration for the loans and received net proceeds of $960,000. In February 1996, the Company converted its loans to Metalclad in the principal amount of $1,924,797 into Metalclad common stock and sold these shares and other shares of Metalclad which the Company owned. The Company received total proceeds from the sale of the Metalclad shares of $4,388,961. In addition, Metalclad paid the final payment of accrued interest of $73,805.

The Company has extended two revolving credit loans and a term loan to PDG. PDG is a publicly traded company headquartered in Pennsylvania and is engaged primarily in providing asbestos abatement and environmental remediation services. The Company's two revolving credit loans to PDG totalling $2,500,000 matured on April 1, 1995 and the $812,000 term loan has a maturity date of April 1, 1997 with required monthly principal payments until maturity. Finance receivables owed under the revolving credit loans and term loan at December 31, 1995 totalled $2,954,000. As a result of PDG's failure to repay the revolving loans at the April 1, 1995 maturity date, the revolving loans and the terms loan were in default. As of December 31, 1995, the Company had renegotiated the terms of the loans and extended the maturity dates until January 1997. The Company made its first advance to a subsidiary of PDG in October 1993 under a separate revolving credit agreement. The subsidiary's revolving credit agreement was paid off in full in February 1995. The Company made its first advances under the above two revolving loans and the term loan in March 1994. The two revolving loans and the term loan are cross collateralized primarily with senior liens against accounts receivable and certain real estate and equipment. At the date the first loan was made to PDG's wholly owned subsidiary in October 1993, Conversion had a 13 percent ownership interest in PDG, but Conversion has never guaranteed any portion of any of the credits extended by the Company to PDG or its subsidiary.

On November 16, 1995, the Company declared events of default for failure to comply with certain loan covenants with regard to the Company's loan to Beta and as a consequence demanded immediate repayment of the $3,062,000 of principal and related interest outstanding at that date. This action also terminated the Company's obligation with respect to the remaining $7.0 million unfunded loan commitment to Beta. The Company believes that another lender to Beta has a security position in most of Beta's assets and hence the Company's recovery from Beta is uncertain. The loan is personally guaranteed by Beta's Chairman who has pledged 300,000 shares of Beta common stock to collateralize his guaranty. The Company has notified the guarantor of the default, demanded immediate repayment in accordance with the guaranty, and informed the guarantor that it may sell the pledged shares at any time after December 4, 1995 unless repayment of the loan is received. Beta is a publicly traded company headquartered in Calgary, Alberta, Canada primarily engaged in oil well service, oil production, and oil field equipment manufacturing. The Company made its first advance to Beta in February 1994 and at that date Conversion had a 9% ownership interest in Beta. Conversion has never guaranteed any portion of the Beta loan.

The loans to the six borrowers described above became classified as nonperforming between January 1994 and April 1995. Conversion has partially guaranteed four of the loans. Prior to May 1995, the Company had not demanded payment from Conversion in settlement of the guarantees related to the nonperforming loans. In each instance, the Company notified and held discussions with Conversion regarding the borrowers as these credits deteriorated prior to their classification as nonperforming. The discussions with Conversion included requesting Conversion to take all necessary steps to cure the borrowers' delinquencies and to assist each borrower in improving the borrower's operations and loan performance. It was management's belief that formal demand of performance might not result in immediate satisfaction of the guarantees based upon liquidity difficulties experienced by Conversion such that its ability to immediately perform with regard to the guarantees was in question.

Conversion's activities were focused on providing and assisting in obtaining equity capital for emerging growth companies including the borrowers of the Company in which Conversion has or had an ownership interest. A principal source of repayment of the Company's loans to each of these borrowers is new equity capital to be raised by the borrowers. In determining whether to seek immediate enforcement of the Conversion guarantees with respect to the nonperforming loans, in addition to the previously discussed issues relating specifically to Conversion, management also considered the impact on the ability of the Company's other borrowers in which Conversion has or had an ownership interest to raise equity capital should Conversion be unable to provide or assist in obtaining equity capital as a result of the Company's guarantee performance demands with respect to the nonperforming loans. As noted above, Conversion filed a Chapter 11 bankruptcy petition on May 19, 1995.

In April 1995, the Company was added as a defendant in Hudson v. Conversion Industries, Inc. et al., United States District Court for the Central District of California. The lawsuit is a putative class action brought under the federal securities laws. The lawsuit alleges that Conversion, certain officers and directors of Conversion (including Donald B. Clark, Randall M. Gates, John P. McGrain and David A. Rapaport, all of whom were formerly officers and/or directors of the Company), Coopers & Lybrand L.L.P. (Conversion's and the Company's former outside auditors) and the Company engaged in acts intended to artificially inflate the price of Conversion's stock. Among other things, the Company is alleged to have participated in this scheme by making loans to companies affiliated with Conversion, by acquiescing in Conversion's failure to consolidate the Company's results into Conversion's financial statements, and by failing to disclose the Company's purported intent to defraud Conversion's shareholders. The lawsuit further alleges that the Company controlled Conversion. Discovery has recently commenced. The Company believes that the allegations contained in the complaint are without merit and intends to vigorously defend against the suit. No liability has been recorded by the Company in connection with this lawsuit.

John P. McGrain

In connection with the restructuring of Conversion's relationship to the Company in October 1994, John P. McGrain, then the largest shareholder of the Company after the acquisition by the Company of all shares owned by Conversion, granted an irrevocable proxy to Mr. L.P. "Roy" McCann, the then President and Chief Executive Officer of the Company, to vote 212,100 shares of Common Stock owned by him, which the Company believed to be substantially all of his stock in the Company. The proxy would be in effect until the shares were sold by Mr. McGrain or the later of November 1, 1997 or the date on which the $3,100,000 loan made by the Company to Conversion was repaid and the credits underlying the guarantees given by Conversion to the Company were repaid in full. Mr. McGrain's shareholdings represented 7 percent of the Company's shares outstanding prior to the acquisition by the Company of the shares owned by Conversion and 11 percent after their acquisition. He also agreed not to acquire any further securities of the Company for the same period as the irrevocable proxy remained in effect, other than through the exercise of options he held to acquire 25,000 shares, which options were granted at a price of approximately $1.81 per share on July 22, 1994. The shares acquired upon the exercise of the option were also subject to the proxy. Mr. McGrain retained the sole power of disposition over the shares subject to the proxy. On January 13, 1995, Mr. McGrain exercised his option to acquire 25,000 shares. In April 1995, Mr. McGrain informed the Company that he no longer owned any shares of Common Stock. In addition, the Company has reacquired certain of its Bonds from Mr. McGrain as described in "Stock and Bond Repurchases" below.

Management Services Agreement

On June 30, 1993, the Company entered into a management services agreement with Conversion, pursuant to which Conversion provided certain direct and indirect services to the Company through June 30, 1994. The agreement provided that it would be renewed automatically for successive one-year terms unless one of the parties notified the other in writing of cancellation of the agreement at least 30 days prior to the expiration of the term thereof. The services provided by Conversion included legal, employee benefits, insurance, and administrative services. Pursuant to the management services agreement, the Company was required to pay Conversion a minimum fee of $2,000 per month, which fee was credited against the actual charges by Conversion for the services. The Company believes the management services agreement represented terms at least as favorable as terms that could have been negotiated with independent third parties. The agreement was ratified by the Company's independent directors. In fiscal year 1995, the Company paid Conversion a total of $12,000 for services provided pursuant to the management services agreement. Effective October 23, 1994, the management services agreement was terminated as part of the restructuring of the Company's relationship with Conversion.

Employment Agreement

Effective July 1, 1993, the Company entered into a five year employment agreement with Mr. L.P. "Roy" McCann. The agreement provided that Mr. McCann would be employed as the Company's President and Chief Executive Officer at an annual base salary of $130,000 and that Mr. McCann would participate in the 1993 Stock Option Plan and the Profit Sharing Plan. The employment agreement also provided that amounts payable to Mr. McCann pursuant to the Company's Profit Sharing Plan would be determined on an annual basis by the Company's Board of Directors but in no event would such amounts exceed 300% of Mr. McCann's base salary. The agreement also provided for Mr. McCann to be granted options to purchase 50,000 shares of the Company Common Stock under the 1993 Stock Option Plan, with such options vesting one third each year, commencing July 1, 1993.

On March 22, 1995, the Company and Mr. McCann amended his employment agreement. Under the amended agreement, Mr. McCann has agreed to serve as a senior executive officer of the Company until at least March 31, 1996. Thereafter, if Mr. McCann elects to terminate his employment or if he is terminated by the Company without cause, then the Company shall pay Mr. McCann a lump sum severance payment equal to $6,500 for each month then remaining in the original employment term. In addition, the Company would continue to pay the premiums on his existing medical insurance policy until he reached age 65. Mr. McCann further agreed not to compete with the Company from the date of termination of employment through June 30, 1998, the term of the original agreement. On May 26, 1995, Mr. McCann resigned as President and Chief Executive Officer and assumed the position of Executive Vice President on a part time basis.

Stock and Bond Repurchases

On September 28, 1993, the Company announced a buyback program to purchase up to $5,000,000 in principal amount of its Bonds under which the Company ultimately purchased $5,000,000 in principal amount of Bonds for $4,058,000, including interest, prior to December 31, 1993.

On April 17, 1994, the Company's Board of Directors authorized the Company to repurchase up to an additional $4.5 million of the Company's Common Stock and Bonds. In connection with such repurchase program, as described above under "Conversion Industries Inc." on April 18, 1994, the Company granted Conversion an option whereby the Company ultimately repurchased 1,077,361 shares of its Common Stock from Conversion for a total cash cost of $2.0 million, or $1.86 per share. In consideration for the option, Conversion pledged another 922,639 shares of the Company's Common Stock as additional collateral for various guarantees made by Conversion in favor of the Company supporting certain loans to Conversion's affiliates. The terms of the transaction were approved by a special committee of independent directors of the Company on April 17, 1994, conditioned upon receipt of an opinion which was received on April 18, 1994 by an independent investment banking firm, Wedbush Morgan Securities, that the transaction was fair from a financial point of view to the shareholders of the Company other than Conversion. Conversion paid all of the transaction costs.

As described above under "Certain Relationships and Related Transactions--Agreements with Affiliated Parties-- Conversion Industries Inc.," as part of the series of transactions with Conversion completed on October 23, 1994, the Company acquired an additional 1,070,039 shares of the Common Stock owned by Conversion in satisfaction of $2,250,000 in guarantees given by Conversion to the Company. During the month prior to and including October 13, 1994 (the last day that the Common Stock was publicly traded prior to the series of transactions with Conversion), the Common Stock traded between a high of $2.00 and a low of $0.88, the low occurring on October 13, 1994. With the resumption of trading on October 27, 1994 through November 30, 1994, the Common Stock traded between a high of $2.31 and a low of $0.25, the low occurring on November 1, 1994.

In connection with its April 1994 stock and bond repurchase program, the Company acquired $300,000 in principal amount of its Bonds from John P. McGrain, then Chairman and Chief Executive Officer of Conversion, and a director of the Company from July 22, 1994 to October 13, 1994. At the time of such purchase, Mr. McGrain was not a director of the Company. The purchase price for the Bonds was $213,000 plus accrued interest, the market value of the Bonds on the date the purchase was made, June 8, 1994. In addition, the Company purchased $100,000 in principal amount of its Bonds for $69,000 plus accrued interest from the estate of director John Van Der Zee following his death. The purchase was made on July 22, 1994 at market value.

The Board of Directors has approved the purchase of Bonds and shares at such times as it has determined the market prices therefor to represent an attractive investment opportunity for the Company. In making such determination, the Board of Directors has considered, in addition to prevailing market prices for the shares and Bonds, the extent of the Company's available cash resources in light of anticipated cash needs, the book value of the Company's Common Stock, the available discount from par on the Bonds and the reduction of future interest expense resulting from repurchasing the Bonds.

During fiscal 1995, the Company repurchased 78,400 shares of Common Stock and $1,641,000 in principal amount of Bonds for $1,207,000 (including $41,000 of prepaid interest) under the April repurchase program. As of September 30, 1995, the Company had repurchased 1,190,361 shares of it Common Stock, including the previously discussed 1,077,361 shares purchased from Conversion in fiscal 1994, and $2,719,000 in principal amount of its Bonds at costs of $2,219,000 and $1,844,000 (including $79,000 in prepaid interest), respectively, since the commencement of its April repurchase program. All purchases under the April repurchase program have been at or below the per share/Bond market value at the dates of the individual transactions. The Company has never repurchased any of its Bonds from Conversion and management does not believe the Conversion owns any of the Bonds. From July 1, 1995, through December 31, 1995, the Company did not repurchase any shares of its Common Stock and repurchased $244,000 in principal amount of its Bonds. As of December 31, 1995, the Company had $437,000 available under the April repurchase program for additional discretionary purchases of its Common Stock and Bonds. On February 14, 1996, the Company authorized an additional $5,000,000 to be used to repurchase its Bonds.

As noted above, on October 23, 1994, an additional 1,070,039 shares were acquired from Conversion outside the buyback programs as part of the Company's restructuring of its relationship with Conversion. Other than as described above respecting Conversion, John P. McGrain and John Van Der Zee, the Company has not acquired Bonds or shares from affiliates.

Other Relationships

Additional Affiliations



The Company was originally organized as a wholly owned subsidiary of Conversion, and certain persons held director and/or officer positions at various times with both Conversion and the Company. In addition, certain of the Company's and Conversion's officers or directors were directors of borrowers of the Company. See "Certain Relationships and Related Transactions--Agreements with Affiliated Parties--Conversion Industries Inc." Since October 23, 1994, Conversion and the Company have had no common officers or directors.

PROPOSAL 2.

                            APPROVAL OF AMENDMENT TO
                  CERTIFICATE OF INCORPORATION - CHANGE OF NAME

Article 1 of the Company's Certificate of Incorporation states that the name of the Company is "CVD Financial Corporation." The Board of Directors has approved and recommends that the shareholders adopt the following resolution to amend
Article 1 of the Company's Certificate of Incorporation:

       RESOLVED, that Article 1 of the Certificate of Incorporation of the Company be amended to read in its entirety as follows:

       "The name of the corporation is Drummond Financial Corporation."

If approved, the amendment to Article 1 would be effective upon the filing of a Certificate of Amendment with the Secretary of State of Delaware, which would occur promptly after the Annual Meeting.

The Board of Directors is proposing this change due to the actual and potential confusion that it perceives has developed in the investing public and securities industry concerning the relationship of the Company to its former parent, Conversion. See "Certain Relationships and Related Transactions--Agreements with Affiliated Parties-- Conversion Industries Inc." Currently, the Company's name begins with the letters "CVD" which is the trading symbol for the common stock of Conversion. The securities of the Company are currently traded on the OTC Bulletin Board. The adverse publicity connected with the announcement by the AMEX on October 11, 1994, of its intention to delist the common stock of Conversion strongly influenced the decision of the Board of Directors to adopt the name change. In addition, Conversion no longer has any shareholdings in the Company.

The Company selected the name "Drummond Financial Corporation" as its new name because it is non-industry specific and because the Company believes that it will be able to develop name recognition regardless of the business segments in which the Company becomes involved.

The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock entitled to vote is necessary to adopt this amendment to the Certificate of Incorporation. Unless otherwise instructed, the proxies will vote for the adoption of the amendment.

       THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 2.


PROPOSAL 3.
                            APPROVAL OF AMENDMENT TO
          CERTIFICATE OF INCORPORATION - EXPANSION OF CORPORATE POWERS

Article 3 of the Company's Certificate of Incorporation states the general nature and purpose of the Company, as follows:

       "The nature of the business or purposes to be conducted or promoted is to engage in the business of a commercial finance company and related activities by: (A) purchasing or otherwise acquiring notes, drafts, acceptances, open accounts receivable, and other obligations representing part or all of the sales price of merchandise, insurance, and services;
       (B) making loans to manufacturers, wholesalers, and retailers of, and to prospective purchasers of, specified merchandise, insurance and services;
       (C) purchasing or otherwise acquiring mortgages and other liens on and interests in real estate; and (D) by doing all such other acts and things related to and/or in furtherance of the foregoing."

The Company provided for Article 3 in anticipation that its business would be limited to asset based lending. However, the Company's new management has conducted a review of the Company's business plan and loan portfolio and has determined that the existing business plan is inadequate to provide any meaningful return to the Company's shareholders. Accordingly, management has determined to alter the Company's business activities to emphasize a wide range of financial services and merchant banking activities. In light of such determination, the Board of Directors has approved and recommends that the shareholders adopt the following resolution to amend Article 3 of the Company's Certificate of Incorporation:

       RESOLVED, THAT Article 3 of the Certificate of Incorporation of the Company be amended to read in its entirety as follows:

       "The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware."

Previously, the Company restricted its activities to the making of loans secured by accounts receivable, inventory, commercial real estate, equipment and other tangible assets. Lending activities were focused on emerging growth companies which plan to raise capital in public markets. The proposed amendment will reflect the Company' new business direction. While the Company's collateral coverage requirements are substantially less stringent than those of commercial banks (generally 118% for accounts receivable, 200% for inventory and 154% of liquidation value for equipment, real estate and other tangible assets), any unsecured investments will not have any of the protection provided by the collateral in the loans currently provided by the Company. Equity investments and unsecured loans may therefore be considered to present higher risks than asset collateralized loans.

Management, however, believes that in most instances the risk of loss will be lower with its proposed operating strategy. The security interests in the Company's existing loan portfolio are often junior in priority to other secured debt. These loans have many of the same risk characteristics as unsecured loans or equity investments, in that if the borrower is forced into bankruptcy or is liquidated, the Company as lender will generally not receive repayment of the full amount of its loan. Furthermore, as a lender, the Company does not have operating control of the borrower nor can it exert significant influence on management. Under the Company's proposed business strategy, the Company will generally only acquire equity interests in companies where the Company will have control of the operation of the business. Although in some situations the Company may not own a majority of the voting stock, the Company will select those situations where it can gain control of management and operation of the business through negotiation with the board of directors. Management believes that this ability to directly control operations will reduce the risk of loss by allowing it to rationalize assets and operations in an efficient manner. Furthermore, management believes that if an equity investment is not producing the return on investment management believes is appropriate, it will be easier to dispose of a controlling equity interest in a company than a secured loan.

The amendment will permit the Company to engage in any legal activity under Delaware law. As discussed above, the Company intends to emphasize a wide range of financial services and merchant banking activities in its revised business plan. In addition to its existing lending activities, the Company intends to engage in bridge financing in merger and acquisition transactions and the acquisition of controlling equity positions in operating companies. In the latter situation, the companies in which the Company may invest will generally be ones which management believes are undervalued and which have assets which can be sold or redeployed to enhance value. The Company presently has no such acquisition targets, although the Company may seek to obtain equity positions in certain of its existing borrowers if management believes that such action is necessary to protect or to realize upon the Company's existing investment in that company.

The Company will be permitted to make loans to or to make equity investments in affiliates. Although the Company has no present intention of making any loans to or equity investments in any affiliate, the Company may make such loans or equity investments in the future if it believes that such loan or equity investment meets the Company's investment criteria and if the potential economic return justifies such loan or equity investment. The Company's bylaws provide that any investment made by the Company in any entity in which any director or officer has a direct or indirect interest must be approved by the unanimous vote of the disinterested directors and the President of the Company.

The senior management of the Company, Michael Smith and Jimmy Lee, have been the senior management of MII since 1984. At MII, they have executed a similar business strategy to that proposed for the Company. In 1984, MII had assets and shareholders' equity of approximately $5,000,000 and $1,000,000, respectively.
Through a merchant banking strategy of acquiring controlling interests in undervalued assets and companies, at December 31, 1995, MII had assets and shareholders' equity of approximately $329,000,000 and $227,000,000 respectively. During this period, MII acquired control of such companies as Arbatax International, Inc. (formerly Nalcap Holdings, Inc.), which owns a royalty interest in an iron ore mine, Constitution Insurance Company of Canada, a property and casualty insurer, Dresden Papier AG, a German paper company, and Zellstoff-und Rosenthal Papierfabrik GmbH, a German pulp company.

The Company has an outstanding issue of Variable Rate Bonds due 2008 (the "Bonds"). The indenture pursuant to which the Bonds were issued restricts the Company's business activities to those activities specified in the Company's original Certificate of Incorporation. The Company may seek to amend various provisions in the Bond indenture in order to reflect its new business plan. The Company believes that even if such amendments are not approved by the Bondholders, the Company can implement its revised business plan without causing a default under the Bond indenture by conducting its operations through wholly-owned or partially-owned subsidiaries.

The Company has failed to satisfy the net worth ratio requirement contained in the Bond indenture. At December 31, 1995, the Company was required to maintain shareholders' equity of $2,978,000 in order to satisfy the net worth ratio. At December 31, 1995, the Company had a shareholders' deficit of $2,860,000. As a result, the trustee under the indenture, in certain circumstances, may declare an event of default, which if not cured, could result in the Bonds becoming immediately due and payable. To date, the trustee has not declared an event of default. However, should the failure to satisfy the net worth ratio covenant remain ongoing, there is a significant risk that the Company will be unable to obtain the additional capital or liquidity necessary to retire the Bonds should the Bonds be called. Should the Bonds ultimately be called, the Company would have to pursue all available options, including attempting to raise additional capital, a merger, a sale of assets, or reorganizing under federal bankruptcy laws. In order to cure the default on the Bonds, the Company will be required to increase its shareholders' equity by least $5.8 million either from income from operations or from the sale of new equity capital prior to the time that either the Bondholders or the Trustee declare a default on the Bonds.

If approved, the amendment to Article 3 would be effective upon the filing of a Certificate of Amendment with the Secretary of State of Delaware, which would occur promptly after the Annual Meeting and the approval of the Bondholders of the amendments to the indenture.

The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock entitled to vote is necessary to adopt this amendment to the Certificate of Incorporation. Unless otherwise instructed, the proxies will vote for the adoption of the amendment.

       THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 3.


PROPOSAL 4.

                            APPROVAL OF AMENDMENT TO
        CERTIFICATE OF INCORPORATION - CLASSIFYING THE BOARD OF DIRECTORS

The Board of Directors has unanimously approved and recommends that the shareholders approve the following resolution to add a new Article 8 to the Company's Certificate of Incorporation to provide for the classification of the Company's Board of Directors and the filling of vacant directorships:

       RESOLVED, that new Article 8 of the Corporation's Certificate of Incorporation be added to read in its entirety as follows:

       "The directors shall be divided into three classes, designated Class I, Class II and Class III. Initially, Class I directors shall be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At any annual meeting of shareholders held during or after 1996, successors to the class of directors whose term expires at that annual meeting shall be elected to serve until the third ensuing annual meeting of shareholders. If the number of directors is changed in the manner provided by the bylaws, any increase or decrease shall be apportioned among the classes so the number of directors in each class is as nearly equal as possible, and any additional director of any class elected or appointed to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of such class. A director shall hold office until the annual meeting for the year in which such director's term expires and until such director's successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office."

If approved, the new Article 8 would be effective upon the filing of a Certificate of Amendment with the Secretary of State of Delaware, which would occur promptly after the Annual Meeting.

The Certificate of Incorporation provides that the number of directors shall be fixed by the bylaws. The bylaws currently provide for not fewer than two and not more than nine directors, as determined by the Board of Directors. The Board is currently set at four directors, which number would be increased to five if the Exchange Offer is consummated. The proposed amendment provides that the Board of Directors will be divided into three classes, each class to be as nearly equal in number as possible. If the proposed amendment is adopted, one director will be elected for a term expiring at the 1996 annual meeting (to be held after the end of the 1996 fiscal year); two directors will be elected for a term expiring at the 1997 annual meeting; and one director will be elected for a term expiring at the 1998 annual meeting, and, in each case, until their respective successors are duly elected and qualified. Starting with the 1996 annual meeting of shareholders, one class will be elected each year for a three-year term.

The proposed amendment also provides that a majority of the remaining directors may fill a vacancy on the Board of Directors occurring during the course of the year, and the new director so elected will serve for the remainder of his or her predecessor's term. In the event that a new directorship is created due to an increase in the fixed number of directors, a majority of the directors in office may fill such newly-created directorship, and the new director so elected will serve for the same terms as that of the other directors of the class of which he or she is a member.

Over the last several years there has been a trend towards the accumulation of substantial stock positions in public corporations by outside parties either with a view toward utilizing a controlling block of stock to force a merger or consolidation or as a prelude to proposing a restructuring or sale of all or part of a corporation or other similar extraordinary corporate action requiring the approval of its board of directors. These actions are often undertaken without advance notice to or consultation with management of the corporation. In many cases, such third parties seek representation on the corporation's board of directors in order to increase the likelihood that their proposals will be implemented by the corporation. If the corporation resists the efforts to obtain representation on the corporation's board, the outside parties may commence proxy contests to have themselves or their nominees elected to the board in place of certain directors or the entire board.

It is believed that in many circumstances such efforts may not be beneficial to the interests of a corporation and its shareholders, because they may deprive management of the time and information necessary to evaluate the proposals, to study alternative proposals and to help ensure that the best price is obtained in any transaction which may ultimately be undertaken. Thus, the proposed amendment is designed to protect against rapid shifts in control of the Board of Directors and assist in assuring continuity in the management, affairs and business strategies of the Company. The Company is not aware of any specific effort by a party to obtain control of the Company. Further, the Company does not believe, that had the proposed amendment been adopted prior to the investment in the Company by MII, that it would have had any effect on such investment. MII's investment was negotiated directly with the Company and its Board of Directors. The main purpose of the proposed amendment is to prevent sudden changes in the Company's Board and management as a result of hostile action by a third party and is not intended to impede transactions which are negotiated with and approved by the Board.

The proposed amendment to the Certificate of Incorporation may have an impact upon the rights of shareholders and may be characterized as an anti-takeover measure which, if adopted, may tend to insulate management, may tend to discourage bidders from attempting to attain control of the Company through a tender offer at a price above the market price, and may make the accomplishment of certain transactions involving a potential change of control of the Company more difficult. Each shareholder, therefore, should carefully study the description and text of the proposed amendment contained herein. In addition, the Company's Certificate of Incorporation currently authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly the Board of Directors is empowered, without further shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In addition, the issuance of such preferred stock may have the effect of rendering more difficult or discouraging an acquisition of the Company or changes in control of the Company. Although the Company does not presently intend to issue any shares of its preferred stock, there can be no assurance the Company will not do so in the future. Other than the proposed amendment and the authorization for "blank check" preferred stock, the Company does not have any other provisions in its Certificate of Incorporation or bylaws, which may have an anti-takeover effect. The potential issuance of preferred stock with anti-takeover provisions may discourage bidders from attempting to attain control of the Company through a tender offer at a price above the market price. The issuance of preferred stock may also have a depressive effect on the market price for the Common Stock. Moreover, as a Delaware corporation, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law which also could render it more difficult or tend to discourage attempts to acquire the Company. Section 203 of the Delaware law restricts the ability of an interested shareholder, as defined therein, to complete a business combination with a Delaware corporation for three years after such shareholder became an interested shareholder unless, among other things, the board of directors of the corporation has previously approved such combination or the transaction is approved by the affirmative vote of holders of at least two-thirds of the corporation's outstanding voting shares that are not owned by the interested shareholder.

The Board of Directors believes that the proposed amendment would help ensure continuity of experience which is desirable and in the best interests of the Company and its shareholders generally. However, it should be noted that the proposed amendment would make a change in directors and management for any reason more difficult at each election of directors even if this would be beneficial to shareholders generally because the staggering of terms of directors would have the effect of requiring at least two shareholder meetings, instead of one, as at present, to effect a change in majority control of the Board and would prohibit removal of incumbent directors by a holder of a large block of the Company's shares except for cause. If the proposed amendment is adopted, shareholders will elect directors to longer terms and existing directors, if re-elected, would be the initial beneficiaries of the extended terms.

The proposed amendment is consistent with Delaware corporate law, which authorizes the classification of a board of directors into two or three classes. Delaware corporate law further provides that in the case of a corporation whose board is classified, directors may be removed only for cause and only by shareholders holding at least a majority of the shares entitled to vote at an election of directors acting at a meeting called for such purpose. Shareholders should note that absent the classified board, they would have the right under applicable Delaware corporate law to remove directors, with or without cause, by a majority vote.

The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock entitled to vote is necessary to adopt this amendment to the Certificate of Incorporation. Unless otherwise instructed, the proxies will vote for the adoption of the amendment.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 4.

                         INDEPENDENT PUBLIC ACCOUNTANTS

On June 20, 1995, Coopers & Lybrand L.L.P. ("Coopers") notified the Company that they were resigning as the Company's independent accountants.

Coopers' report on the financial statements of the Company for each of the previous two fiscal years did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

To the best of the Company's knowledge and belief, during the two fiscal years prior to Coopers' resignation and up through and including June 20, 1995 (the date of the resignation of Coopers), there have been no disagreements with Coopers on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, or compliance with applicable rules or the SEC, which disagreements, if not resolved to the satisfaction of Coopers would have caused them to make reference to the subject matter of any disagreements in connection with their report.

The resignation of Coopers was not requested by nor recommended by the Company's Board of Directors or the audit committee of the Board of Directors.

On August 22, 1995, the Company engaged BDO Dunwoody (internationally BDO Binder) ("BDO") as its new independent accountants to audit the Company's financial statements for the fiscal year ended June 30, 1995. During the Company's two most recent fiscal years and the subsequent period through August 22, 1995, the Company has not consulted with BDO regarding: (i) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and no written report was provided to the Company or oral advice was provided that BDO concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or a reportable event.

Representatives of BDO are expected to attend the Annual Meeting and will have an opportunity to make a statement or to respond to appropriate questions from shareholders. The Company does not anticipate that a representative of Coopers will attend the Annual Meeting.

                                  ANNUAL REPORT

The Company's Annual Report which contains audited financial statements for the fiscal year ended June 30, 1995 and the Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1995, which contains unaudited financial statements for the quarter and six months ended December 31, 1995, accompany or have preceded the mailing of this Proxy Statement. Upon the written request of any person who represents in such request that such person is an owner of record of the Company's shares on the Record Date, the Company will send such person, without charge, a copy of the Annual Report on Form 10-KSB for the fiscal year ended June 30, 1995, including financial statements, which the Company has filed with the SEC. Upon written request and payment of a copying charge of $0.20 per page, the Company will also furnish to any such shareholder a copy of the exhibits to the Annual Report on Form 10-KSB. The written request must be directed to the attention of Roy Zanatta, Corporate Secretary of the Company, 400 Burrard Street, Suite 1250, Vancouver, British Columbia, Canada V6C 3A6. Such reports are not part of the Company's soliciting material.


                                  OTHER MATTERS

The Company has received no notice of any other items submitted for consideration at the meeting except for reports of operations and activities by management, which are for informational purposes only and require no action of approval or disapproval. The Board of Directors neither knows of, nor contemplates, any other business to be presented for action by the shareholders at the meeting.



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The next  annual  meeting is  expected to be held  during  December,  1996.  Any shareholder proposal intended to be presented at the next annual meeting of shareholders must be received by the Company for inclusion in the Company's proxy materials by June 30, 1996.

                                   By Order of the Board of Directors


                                   Roy Zanatta
                                   Secretary

Vancouver, British Columbia

   August 6, 1996


Please complete, date, and sign the enclosed proxy and return it promptly in the enclosed reply envelope. No postage is required if mailed in the United States.